Exhibit 99.1

PRESS RELEASE

VIRGIN AMERICA REPORTS THIRD QUARTER 2015 EARNINGS

Company Reports Highest Quarterly Net Income and Operating Margins Ever, with Net Income Increasing 73% Year-Over-Year

San Francisco - October 29, 2015 - Virgin America (NASDAQ: VA) today reports its financial results for the third quarter of 2015. Key highlights from the third quarter include:

•	Third quarter 2015 net income was $73.0 million excluding special items[1], an increase of $31.3 million from the third quarter of 2014. Operating income and operating margin excluding special items were $75.0 million and 18.2 percent, respectively.

•	On a GAAP basis, net income was $71.9 million. Operating income and operating margin on a GAAP basis were $73.9 million and 18.0 percent, respectively.

•	Fully diluted earnings per share excluding special items was $1.64. On a GAAP basis, fully diluted earnings per share was $1.61.

“Virgin America continued its strong financial performance in the third quarter with record earnings and margins,” said David Cush, Virgin America’s President and Chief Executive Officer. “We believe we are well-positioned to grow the airline while maintaining our low cost model, driving year-over-year industry unit revenue outperformance and improving ancillary revenue. We’re also investing in our product so that we can continue improving what is already the best, most consistent guest experience in the industry.”

Third Quarter 2015 Financial Highlights

•	Operating Revenue: Total operating revenue was $410.9 million, an increase of 1.3 percent over third quarter of 2014.

•	Revenue per Available Seat Mile (RASM): Passenger revenue per available seat mile (PRASM) decreased 2.7 percent compared to the third quarter 2014, to 11.05 cents. Year-over-year PRASM decline was driven by a 1.0 point decrease in load factor and a 1.8 percent decrease in yield. Total RASM decreased 1.6 percent year-over-year.

•	Cost per Available Seat Mile (CASM): Total CASM excluding special items decreased 7.7 percent compared to the third quarter of 2014, to 10.13 cents. Decreases in fuel costs contributed to the decline in CASM, partially offset by increases in salaries, wages and benefits, landing fees and other rent and aircraft maintenance. Salaries, wages and benefits costs included a $7.1 million accrual for teammate profit sharing and related payroll taxes. CASM excluding special items, fuel costs and profit sharing for the quarter increased 11.0 percent year-over-year, to 7.34 cents.

•	Fuel Expense: Virgin America realized an average economic fuel cost per gallon including taxes and the impact of hedges of $1.92, which was 38.7 percent lower year-over-year. This amount includes certain fuel expense adjustments described as special items below.

•	Special Items: Special items in the third quarter of 2015 relate to $1.1 million net mark-to-market adjustments for fuel hedges that did not qualify for hedge accounting treatment and which mature subsequent to September 30, 2015, offset by the effect of fuel hedges that settled during the quarter for which prior unrealized mark-to-market adjustments are now realized.

•	Operating Income: Third quarter 2015 operating income excluding special items was $75.0 million, an increase of $22.6 million as compared to the third quarter of 2014. The Company’s operating margin excluding special items of 18.2 percent improved by 5.3 points year-over-year.

•	Net Income: Net income excluding special items for the third quarter increased by $31.3 million year-over-year to $73.0 million.

•	Fully Diluted EPS: Fully diluted earnings per share excluding special items was $1.64 for the third quarter of 2015. Third quarter 2015 fully diluted earnings per share was $1.61 on a GAAP basis.

[1]	Please see “GAAP to Non-GAAP Reconciliations” for reconciliations of non-GAAP financial measures used in this release and the reasons management uses these measures.

•	Capacity: Available seat miles (ASMs) for the third quarter of 2015 increased 3.0 percent year-over-year compared with the third quarter of 2014. Virgin America ended the quarter with 55 Airbus A320-family aircraft, compared to 53 aircraft at the end of the third quarter of 2014. The Company took delivery of two of five Airbus A320 aircraft during the quarter scheduled to be delivered in 2015. Subsequent to the end of the quarter, the Company took delivery of the third of five Airbus A320 aircraft scheduled to be delivered in 2015.

•	Liquidity: Unrestricted cash was $511.7 million as of September 30, 2015. Virgin America benefited from strong operating cash flow performance to fund the unfinanced portion of aircraft deliveries during the quarter and generate a net increase of $11.3 million in unrestricted cash during the quarter.

2016 Aircraft Financing

•	In October, Virgin America entered into agreements to finance approximately 80 percent of the purchase price of its five 2016 Airbus A320 aircraft deliveries. The weighted average interest rate on these financing commitments, if fixed at current underlying interest rates, would be under 5.0 percent.

Recent Operational Highlights

•	Virgin America announced new nonstop service between Dallas Love Field (DAL) and Las Vegas McCarran International Airport (LAS). Starting December 1, 2015, Virgin America will operate two daily roundtrip flights between Love Field and Las Vegas and will be the only carrier to offer three classes of premium service on the route. Virgin America also announced that it will end its scheduled service between DAL and Austin- Bergstrom International Airport (AUS), effective November 30, 2015.

•	Following the announcement of a new partnership with ViaSat Inc. to bring significantly faster WiFi connectivity to the airline’s 10 new A320 aircraft deliveries, Virgin America announced new inflight streaming deals with Netflix, Spotify and The New York Times.

•	For the eighth consecutive year, Virgin America was named ‘Best U.S. Airline’ in the prestigious annual Condé Nast Traveler’s Readers’ Choice Awards. Virgin America was also named the “Best U.S. Airline for Business Travel” and recognized for having the “Best Customer Service” and “Best Economy and Premium Economy In-Flight experience” in Fortune’s survey for the second consecutive year.

•	The airline launched a ‘Work Hard, Hawaii Hard’ digital promotion to promote its upcoming nonstop services from San Francisco to Honolulu, Oahu and Kahului, Maui to Bay Area travelers in partnership with Airbnb. It was one of the most popular digital promotions for the airline to date, with 65,000 entries received in just a few weeks.

Fourth Quarter 2015 Outlook

The Company’s expectations for the fourth quarter of 2015 are based on currently available information. These expectations are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below. You should not place undue reliance upon these expectations.

Virgin America is scheduled to take delivery of three A320 aircraft during the fourth quarter of 2015, of which it expects to place two into operational service prior to year-end. The Company expects capacity, as measured by available seat miles, to increase by approximately 9.5 percent to 10.5 percent for the fourth quarter of 2015 as compared to the fourth quarter of 2014. Based on current revenue trends, the Company expects PRASM to decrease between 3.0 percent and 5.0 percent versus the fourth quarter of 2014.

The Company expects CASM excluding special items, fuel and profit sharing to increase between 2.0 percent and 3.0 percent versus the fourth quarter of 2014. CASM excluding special items, fuel and profit sharing is increasing in the fourth quarter due primarily to Virgin America’s previously announced pay and benefit initiatives that were implemented earlier in the year, partially offset by underlying unit cost improvement as the company resumes capacity growth.

Based on Virgin America’s hedge portfolio and current market prices for aviation fuel products, the Company expects Virgin America’s economic fuel cost per gallon inclusive of related taxes and hedge costs to average between $1.75 and $1.85 for the fourth quarter of 2015. This number may change depending on fluctuations in market prices for jet fuel during the quarter.

Virgin America Live Webcast of Third Quarter 2015 Financial Results

Virgin America will hold a live webcast to discuss the above results, details as follows:

When:	October 29, 2015, 8:00 AM Pacific Time / 11:00 AM Eastern Time

Who:	President and Chief Executive Officer, David Cush

Senior Vice President and Chief Financial Officer, Peter Hunt

Web address:	The webcast will be available at: http://ir.virginamerica.com

Replay:	A replay will be available within 24 hours of the webcast and will be archived on the Company’s website for a period of time.

Virgin America Inc.

Consolidated Statements of Operations - Unaudited

For the Three and Nine Months Ended September 30, 2015

(in thousands, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015	2014	% Change		2015	2014	% Change
Passenger revenue	$366,089	$365,613	0.1		$1,015,162	$1,001,761	1.3
Other revenue	44,792	39,921	12.2		122,957	116,008	6.0

Total operating revenue	410,881	405,534	1.3		1,138,119	1,117,769	1.8
Aircraft fuel	86,480	133,202	(35.1)		268,781	380,625	(29.4)
Salaries, wages and benefits	74,995	62,227	20.5		214,485	175,370	22.3
Aircraft rent	47,088	45,083	4.4		137,779	137,440	0.2
Landing fees and other rent	38,128	33,087	15.2		106,181	98,594	7.7
Sales and marketing	32,632	31,516	3.5		89,715	84,693	5.9
Aircraft maintenance	15,838	11,709	35.3		42,327	47,163	(10.3)
Depreciation and amortization	4,465	3,664	21.9		12,792	10,417	22.8
Other operating expenses	37,387	32,721	14.3		109,150	97,147	12.4

Total operating expenses	337,013	353,209	(4.6)		981,210	1,031,449	(4.9)
Operating income	$73,868	$52,325	41.2		$156,909	$86,320	81.8

Operating margin	18.0%	12.9%	5.1	pts	13.8%	7.7%	6.1	pts
Other expense	(1,620)	(10,005)	(83.8)		(6,198)	(29,055)	(78.7)

Income before taxes	72,248	42,320	70.7		150,711	57,265	163.2

Income tax expense	392	712	(44.9)		1,081	1,028	5.2

NET INCOME	$71,856	$41,608	72.7		$149,630	$56,237	166.1

Net income per share:
Basic	$1.65	$22.97			$3.45	$31.04
Diluted	$1.61	$13.41			$3.36	$18.13
Shares used for computation:
Basic	43,642	702			43,375	702
Diluted	44,588	1,992			44,554	1,992

KEY OPERATING STATISTICS

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015	2014	% Change		2015	2014	% Change
Available seat miles - ASMs (millions)	3,315	3,217	3.0		9,333	9,196	1.5
Departures	16,554	14,816	11.7		46,104	43,778	5.3
Average stage length (statute miles)	1,397	1,522	(8.2)		1,413	1,471	(3.9)
Aircraft in service (end of period)	55	53	3.8		55	53	3.8
Fleet utilization	11.2	11.1	0.9		10.8	10.8	—
Passengers (thousands)	1,849	1,680	10.1		5,177	4,888	5.9
Average fare	$197.98	$217.69	(9.1)		$196.1	$204.94	(4.3)
Yield per passenger mile (cents)	13.38	13.62	(1.8)		13.16	13.18	(0.2)
Revenue passenger miles - RPMs (millions)	2,736	2,685	1.9		7,715	7,603	1.5
Load factor	82.5%	83.5%	(1.0	) pts	82.7%	82.7%	—	pts
Passenger revenue per available seat mile - PRASM (cents)	11.05	11.36	(2.7)		10.88	10.89	(0.1)
Total revenue per available seat mile - RASM (cents)	12.40	12.60	(1.6)		12.19	12.15	0.3
Cost per available seat mile - CASM (cents)	10.17	10.98	(7.4)		10.51	11.22	(6.3)
CASM excluding special items (cents)	10.13	10.98	(7.7)		10.53	11.22	(6.1)
CASM excluding special items, fuel costs and profit sharing (cents)	7.34	6.61	11.0		7.46	6.97	7.0
Fuel cost per gallon	$1.95	$3.13	(37.7)		$2.16	$3.13	(31.0)
Fuel cost per gallon excluding special items	$1.92	$3.13	(38.7)		$2.18	$3.13	(30.4)
Fuel gallons consumed (thousands)	44,365	42,594	4.2		124,306	121,422	2.4
Teammates (FTEs)	2,626	2,428	8.2		2,626	2,428	8.2

Forward-Looking Statements

Statements in this earnings release include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “would,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company’s objectives, plans or goals, the Company’s estimates of financial results or performance or actions the Company may take in the future, are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends affecting the financial condition of its business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at which or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good-faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: the price and availability of aircraft fuel; the Company’s ability to compete in an extremely competitive industry; the successful execution and implementation of the Company’s strategy; security concerns resulting from any threatened or actual terrorist attacks or other hostilities; the Company’s reliance upon technology and automated systems to operate its business; the potential effects of emergencies, accidents or similar incidents on the Company’s reputation and business; changes in economic conditions; the Company’s limited profitable operating history; changes in governmental regulations; and the Company’s ability to obtain financing or access capital markets. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings. Caution should be taken not to place undue reliance on the Company’s forward-looking statements, which represent the Company’s views only as of October 29, 2015, and which the Company has no current intention to update. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions of these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as required by law.

GAAP to Non-GAAP Reconciliations

The Company evaluates its financial performance using various financial measures, some of which are measures calculated under GAAP, and some of which use alternative methods of calculation (non-GAAP). These measures include operating income/loss, operating margin, net income/loss, net earnings/loss per share and CASM, among others. Pursuant to SEC Regulation G, the Company has included the following reconciliations of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. The Company believes that adjusting CASM for certain special items is useful to investors because the items are not expected to be incurred on a regular basis in future periods. The Company also believes that excluding fuel costs from CASM is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. The Company also believes that reporting economic fuel cost per gallon excluding gains or losses on hedges that related to future periods is useful to investors because such gain or loss is not indicative of the actual future value of the underlying hedge contract, and the Company believes that excluding such gain or loss helps investors to understand the core operating performance in the current period. In addition, the Company believes that excluding profit sharing costs from CASM better allows investors to understand the core operating cost performance for the period and provides for a more meaningful comparison of the costs of the Company’s operations to those of the rest of the industry.

Non-GAAP Statement of Operations Excluding Special Items (in thousands, except percentages)

	Three Months Ended September 30, 2015
	Operating Income	Operating Margin	Income before taxes	Net Income (2)
GAAP	$73,868	18.0%	$72,248	$71,856
Items excluded:
Mark-to-market fuel hedge adjustments (1)	1,098	0.2%	1,098	1,098

Non-GAAP	$74,966	18.2%	$73,346	$72,954

	Nine Months Ended September 30, 2015
	Operating Income	Operating Margin	Income before taxes	Net Income (2)
GAAP	$156,909	13.8%	$150,711	$149,630
Items excluded:
Mark-to-market fuel hedge adjustments (1)	(1,717)	(0.2)%	(1,717)	(1,717)

Non-GAAP	$155,192	13.6%	$148,994	$147,913

(1)	Special items included in Aircraft Fuel Expense in the Consolidated Statements of Operations relate to net mark-to-market adjustments for fuel hedges that did not qualify for hedge accounting treatment and which mature subsequent to September 30, 2015, offset by the effect of fuel hedges that settled during the period for which prior unrealized mark-to-market adjustments are now realized.
(2)	Does not include the marginal tax effect of the add back of special items.

CASM Excluding Special Items, Fuel and Profit Sharing (in cents)

	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
	CASM	CASM
GAAP	10.17	10.51
Items excluded:
Mark-to-market fuel hedge adjustments (1)	(0.04)	0.02

Non-GAAP excluding special items	10.13	10.53
Fuel	(2.57)	(2.90)
Profit sharing and related payroll taxes	(0.22)	(0.17)

Non-GAAP excluding special items, fuel and profit sharing	7.34	7.46

(1)	Special items included in Aircraft Fuel Expense in the Consolidated Statements of Operations relate to net mark-to-market adjustments for fuel hedges that did not qualify for hedge accounting treatment and which mature subsequent to September 30, 2015, offset by the effect of fuel hedges that settled during the period for which prior unrealized mark-to-market adjustments are now realized.

Non-GAAP Fuel Price Per Gallon Excluding Special Items

	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
GAAP fuel cost per gallon	$1.95	$2.16
Exclude special item:
Mark-to-market fuel hedge adjustments (1)	(0.03)	0.02

Non-GAAP fuel cost per gallon excluding special item	$1.92	$2.18

(1)	Special items included in Aircraft Fuel Expense in the Consolidated Statements of Operations relate to net mark-to-market adjustments for fuel hedges that did not qualify for hedge accounting treatment and which mature subsequent to September 30, 2015, offset by the effect of fuel hedges that settled during the period for which prior unrealized mark-to-market adjustments are now realized.

Non-GAAP EPS Adjusted for Special Items (in thousands, except per share data)

	Three Months Ended September 30, 2015			Nine Months Ended September 30, 2015
	Net income		Fully Diluted EPS	Net income		Fully Diluted EPS
GAAP net income	$71,856		$1.61	$149,630		$3.36
Special items excluded:
Mark-to-market fuel hedge adjustments	1,098	(1)	0.03	(1,717	)(1)	(0.04)

Non-GAAP net income excluding special items	$72,954		$1.64	$147,913		$3.32

Weighted-average common shares outstanding-diluted	44,588			44,554

(1)	Special items included in Aircraft Fuel Expense in the Consolidated Statements of Operations relate to net mark-to-market adjustments for fuel hedges that did not qualify for hedge accounting treatment and which mature subsequent to September 30, 2015, offset by the effect of fuel hedges that settled during the period for which prior unrealized mark-to-market adjustments are now realized.

Investor Contact:

Stephen Shulstein - stephen.shulstein@virginamerica.com or 650.645.5694

Media Contact:

Christie O’Toole - christie.otoole@virginamerica.com or 650.219.5159

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities - like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America (NASDAQ: VA) has built a loyal following of flyers and earned a host of awards since launching in 2007 - including being named both the “Best U.S. Airline” in Condé Nast Traveler’s Readers’ Choice Awards and “Best Domestic Airline” in Travel + Leisure’s World’s Best Awards for the past eight consecutive years. www.virginamerica.com